Exhibit 23.3

Consent of Green Story Inc.

Rent the Runway, Inc.

10 Jay Street

Brooklyn, NY 11201

July 12, 2021

Ladies and Gentlemen:

We hereby consent to the references to our name, and to the use of information, data and statements from our assessment prepared by us and SgT Group and provided to Rent the Runway, Inc. (the “ Company”), including our “Life Cycle Assessment (LCA) of Linear and Rental Systems (Owning vs Rental of Apparel)”, dated March 2021, and the addendum supplemented in July 2021 prepared by us, and extracts or extrapolations of any other information, data and statements prepared by us and provided to the Company in each of (i) the registration statement on Form S-1 (the “Registration Statement”) in relation to the initial public offering of the Company filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) any drafts thereof or amendments thereto submitted or filed with the SEC, (iii) any written correspondence by the Company with the SEC and (iv) institutional and retail road shows and other activities in connection with any securities offerings and other marketing and fundraising activities by the Company. In granting such consent, we represent that, to our knowledge, the statements made in such research report are accurate statements of Green Story Inc.’s research results and independent estimates and opinion as of the date delivered to the Company, and fairly present the matters referred to therein.

We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

GREEN STORY INC.

By:	/s/ Akhil Sivanandan

Name:	Akhil Sivanandan

Title:	Co-founder